EXHIBIT 99.2


                       3Q 2005 Earnings Call
           Remarks of Thomas O. Ryder, Chairman and CEO
                          April 28, 2005

      Good morning, and thank you for joining us.

      Today's earnings numbers read like hieroglyphics, for which I apologize. Let me see if I can help. Our results include a loss of $(1.41) per share, or $(142) million in non-cash charges. Nine cents, or $(13) million, is from the amortization of previously deferred magazine promotion expense. You've been seeing that kind of charge each quarter this fiscal year; we'll be done with it after next quarter. Hallelujah. The larger piece, $(1.32) per share or $(129) million, is for a write-down to reduce the amount of goodwill we carry for our Books Are Fun business.

      We conduct our annual recovery assessment for all of our businesses in the third quarter. After two years of softer-than-expected results at Books Are Fun, our analysis resulted in this adjustment - which, as you know, now comes in the form of a single non-cash charge.

      I want to say something about Books Are Fun. Accounting regulations require that we write down the goodwill of this business. But I have not written down my belief in its potential. This has been a good business for us since we acquired it five years ago. It still is. It has been an important contributor to revenue, operating profit and free cash flow. It still is. This business grew nicely in its first few years. Today, it's in a different phase. We are dealing with the periodic pains of a successful business - things like staffing issues and increased competition. All the while building for the future. Is the business model broken?
Absolutely not. It happens to be a lucrative, innovative business concept with very strong margins. That's why it is attracting competitors. Books Are Fun remains an important part of our portfolio. We liked Books Are Fun when we bought it... we like it now... and we like it for the future. We do have issues that we need to fix. And we will.

      Let's take a closer look at our results for the quarter. When you peel back those accounting charges, you get something closer to an apples-to-apples comparison. Without the charges, adjusted EPS for this quarter was 8 cents a share. Last year, same quarter, we reported earnings of 2 cents a share, though much of that improvement was below the operating profit line in Other Income and Expense.

      Revenues were 545 million dollars, down from 561 million dollars last year, principally driven by a 9 percent decline in revenues at CBS.

      We reported an operating loss of $(97) million dollars. If you exclude all the non-cash items, profits were 16 million dollars versus 19 million dollars last year. That's the operating comparison. And, you will remember at the beginning of the year, and again last quarter, we told you to expect lower third quarter comparisons. These results are actually better than we expected, except for the Books Are Fun non-cash charge.

      RD North America profits were 22 million dollars in the quarter, an improvement of 8 million dollars over the Fiscal 2004 quarter. On an apples-to-apples basis - adjusting for the favorable impact of the change in how we expense magazine promotions - profits improved by about one million dollars. The principal driver was higher circulation profits at Reader's
Digest magazine, reflecting lower customer acquisition costs, resulting from our stabilizing circulation at 10 million in January of 2004. Profits also benefited from our initial mailing of our book, Extraordinary Uses for Ordinary Things. This book generated over 100,000 orders in its initial U.S. mailing and will be offered in most of our markets around the world. Partly offsetting these gains were lower advertising profits and continued investment in new magazine concept testing and launches.

      RD International profits were down in the quarter, as expected in our full-year plan. Operating profit of 7 million dollars was down from 14 million last year. Adjusting for magazine promotion expense timing, profits were down 4 million. Nothing in the underlying trends of this business caused the decline. It was purely a shift in the timing of direct-mail campaigns and increased investment activity. In fact, profits for the quarter came in at about double our internal expectations, driven by a rebound in markets like Germany, Brazil and Australia, which have been soft in recent years. Year-to-date, profits in International are up 36 percent. There is no mistaking it; RD International is having a great year.

      Consumer Business Services had an operating loss of (4) million dollars, down (5) million dollars from last year. Most of the decline was at Books Are Fun and was caused by lower same-event sales in the schools division and fewer small business events. During the quarter, Books Are Fun focused on identifying initiatives to grow events and improve event averages. We increased recruiting and retention efforts. We provided new product offerings to our sales reps and customers. We began expanding into under-penetrated metropolitan markets like New York and Los Angeles. We started a program to increase sales in large venues like hospitals. And we expanded our national accounts program. These are the right initiatives - now we need to execute.

      At QSP, revenues were down and profits roughly flat as we are seeing a continuation of lower same-school sales. In the third quarter, the sales force is typically focused on the upcoming fall selling season. Commitments are made in the spring for programs to run in the fall. To do that, this spring we are further differentiating our products and services from the competition. We are focused on signing more new accounts, winning back lost accounts, improving prize charts to drive student participation, upgrading our gift catalogs, and expanding our on-line business. We are also intensely focused on margin improvement through our effort to re-engineer virtually every element of this business. I believe that the thinking and work at QSP is very good - and should eventually result in much better sales.

      Improving profitability at QSP and Books Are Fun is our highest priority right now.

      Overall, in terms of operating results, the quarter was a bit higher than our internal forecast. As we look ahead, we see significant improvement in the fourth quarter. We are expecting solid revenue growth and strong double-digit profit growth to more than offset the declines in the third quarter. We expect earnings will be at the high end of our previously announced range. And, yes, I did say solid revenue growth.

      Most of the growth in the fourth quarter will be from our core businesses in North America and International, as we see real revenue growth and continued margin improvement. But, we also expect some improvement in the softness at CBS.

      By the end of Fiscal `05, our core businesses will have each improved operating margins by close to 3 percentage points in two years.

      This is particularly encouraging given that we have made
$30-plus million dollars of cumulative investment in the business over the past two years.

      So why have these businesses come back?

      After several years of aggressive downsizing and cost cutting, we have clear evidence that the core is stabilizing.

      Our promotional packages are better. Our product flow is stronger. Our operations are more efficient. We have improved our forecasting and our customers' payment performance. We are working better across divisional lines. And, our new businesses like Reiman and Books Are Fun are helping to sell our core business products.

      All of this is evident in our results.

      All of these factors have helped stem the dramatic decline in our customer base and have created a platform upon which to grow our business over the long-term.

      This has allowed us to invest in several new initiatives over the past two years and our hit rate on them has been very encouraging. We believe they will drive revenues and profits well into the future.

Let me give you some examples:

  - At RD North America, we have largely stopped the declines at Reader's Digest magazine and Books and Home Entertainment. With the help of Reiman, we have created new products and new businesses to grow our top line. New magazines, new books, new channels and new product configurations have all contributed to new revenues of 30 to 40 million dollars to this year's results.

  - In magazines, we have had six launches in the past 18 months, four of them in North America. Most of these new magazines are off to strong starts. The most dramatic success is Backyard Living, which is closing in now on 1 million circulation. Our Canada continues to grow rapidly. By our reckoning, it is already among the ten largest magazines in Canada. Cooking for 2, launched just a few months ago, will be smaller in scale but it's important because it is bringing in new people from outside our existing franchise. RD Specials are doing spectacularly well at newsstand and have led to a new category of products, Bookazines, a combination of books and magazines. We started selling them at Wal-Mart this year. Our program was so successful that they wanted four more titles. Now we've expanded beyond Wal-Mart, and the latest titles have sold well over 300,000 copies a piece.

      And we're not done yet. We have a pipeline with a number of other new titles in development.

  - Coming soon is Every Day With Rachael Ray, announced earlier this week. We are excited about the prospect of building a new magazine around one of television's most popular food personalities. This initiative is an expansion of one of our growing core competencies. Quietly, we have become the world's leading food publisher. Our food magazines have combined circulations in the area of 10 million, and we also sell 2-3 million cookbooks a year. Watch for us to continue to grow in this important area.

  - Our books business is experiencing a resurgence. This is particularly important given that, annually, we sell over 1 billion dollars worth of them globally. We no longer operate in just a single channel. Our trade business continues to build on the success of our partnerships like the Disney music player. Our new Do-It-Yourself manual, developed in-house, is expected to sell close to 200,000 copies at retail, before it goes through our other channels like direct mail and Books Are Fun. Books Are Fun has become a major sales channel for our books business.

  - Internationally, our growth going forward will be fueled by expansion into new countries. Results in the four new markets we launched last year in Central Europe have been phenomenal. By the end of the year, we expect to have generated over 1 million orders in these four countries. That equates to over $20 million dollars in revenue. And, overall, these new markets are profitable in their first year. We expect to grow significantly over the next few years as our businesses in those new countries develop more fully. And we have no fewer than six other countries that are being evaluated now for launch next year. Internationally, we have had outstanding success selling a diverse group of blockbuster titles, including the new Reader's Digest World Atlas, Caring Everyday Ailments the Natural Way, Vanished Civilizations and 1,001 Home remedies, each of which we have sold in excess of 100,000 copies in multiple markets. In the case of the Atlas, will sell well over half a million.

      Over the past two years, our core business has improved, providing strong free cash flows to aggressively pay down debt to a more comfortable level, and to fund organic growth within the company. At current debt levels, we believe that we can now focus less on debt - and more on equity.

      In January, we doubled our stock dividend. We then re-financed our variable debt to lower interest rates and increase flexibility. And, today, I was delighted to share the news that our Board of Directors has authorized a share repurchase program. One hundred million dollars over the next two years. Combined with our dividend, that means we expect to return about $90 million of cash to our shareholders each year.

      We have made these moves because we have confidence that our core business is on the right track.

      It has certainly been a tough road. We have seen ups and downs in all of our businesses. Our core business went through an extraordinarily difficult period. But RD North America and RD International are much stronger now than they were two years ago. For the first time in years, they have a path to achieve real top-line growth, in addition to improving margins. We also have confidence that we can fix Books Are Fun and QSP and we continue to believe that they have strong growth potential ahead.

      In Fiscal 2005, we have stayed very close to the targets that we described to you at the beginning of the year. Keep in mind what our goal has been all along - to move the company ahead on the path to sustainable growth. I am confident that we are achieving that. On the next call, I will report to you on the year that was - and the outlook for the year ahead.

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